Exhibit 10.23

SCRIPPS NETWORKS INTERACTIVE, INC.

SUPPLEMENTAL CONTRIBUTION PLAN

Scripps Networks Interactive, Inc. hereby establishes, effective as of January 1, 2010, the Scripps Networks Interactive, Inc. Supplemental Contribution Plan on the terms and conditions set forth. The Plan provides eligible employees with savings opportunities that would otherwise be unavailable by reason of certain limitations on benefits provided under the Scripps Networks Interactive 401K Savings Plan.

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

“Affiliated Group” means the Company, each Subsidiary, The Edward W. Scripps Trust and Miramar Services, Inc.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution Period” means the Contribution Period for Nonelective Contributions within the meaning of the Savings Plan.

“Controlled Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of

Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Committee” means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Company’s Employee Benefits Committee, or its designee.

“Company” means Scripps Networks Interactive, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Scripps Networks Interactive, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Designated Employee” means an Eligible Employee (i) who was a participant in the Pension Plan as of November 18, 2009, (ii) who had attained at least age 45 with at least five (5) years of “Credited Service (Benefits)” (as defined in the Pension Plan) as of January 1, 2010, and (iii) whose total “compensation”, as defined in the immediately following sentence, for 2009 was in excess of $245,000. For purposes of determining the Designated Employees, “compensation” shall mean “Annual Compensation” as defined in the Pension Plan, with the following modifications: (A) compensation shall be determined without regard to the limitations imposed by Section 401(a)(17) of the Code, and (B) compensation shall include the Eligible Employee’s voluntary deferrals of compensation under the Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan for 2009.

“Eligible Employee” has the meaning given to such term in Section 2.1 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Nonelective Contribution” means a Nonelective Contribution as defined under the Savings Plan.

“Participant” means any Eligible Employee who (i) at any time had an Supplemental Contribution credited to his Account in accordance with the Plan, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the amount credited to his Account.

“Pension Plan” means the Scripps Networks Interactive Pension Plan.

“Plan” means this Scripps Networks Interactive, Inc. Supplemental Contribution Plan as set forth herein and as from time to time in effect.

“Savings Plan” means the Scripps Networks Interactive 401K Savings Plan.

“Separation from Service” means a termination of employment with the Controlled Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Controlled Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

“Supplemental Contribution” has the meaning given to such term in Section 3.1 hereof.

ARTICLE II

ELIGIBILITY; ACCOUNTS

2.1. Eligibility. Participation in the Plan is limited to those employees of the Affiliated Group who (a) are eligible to receive Nonelective Contributions under the Savings Plan pursuant to and in accordance with the eligibility criteria applicable under the Savings Plan and (b) whose Nonelective Contributions under the Savings Plan are limited by reason of (i) Section 401(a)(17) of the Code or Section 415 of the Code, (ii) the deferral of certain income which, but for the deferral, would be included in the definition of “compensation” under the Savings Plan, or (iii) a combination of the foregoing (“Eligible Employees”). The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.2. Enrollment Requirements. Each Participant shall file a Beneficiary Designation Form with the Committee no later than the date or dates specified by the Committee. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 2.2, then his Beneficiary shall be his estate. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3. Accounts. The Committee shall establish and maintain an Account for each Participant. A Participant’s Account shall be credited with Supplemental Contributions in accordance with Article III hereof. A Participant’s Account thereafter shall be credited with gains, losses and earnings as provided in Article IV hereof and shall be debited for any payments made to the Participant as provided in Article V hereof.

ARTICLE III

SUPPLEMENTAL CONTRIBUTIONS

3.1. Amount of Credit. There shall be credited to each Eligible Employee’s Account for each Contribution Period an amount (a “Supplemental Contribution”) equal to the excess, if any, of:

(a) the Nonelective Contribution that would have been made under the Savings Plan on behalf of the Eligible Employee for such period if (i) the limitations imposed by Sections 401(a)(17) of the Code and Section 415 of the Code did not apply, (ii) the definition of “compensation” used in the Savings Plan included the Eligible Employee’s voluntary deferrals of compensation under the Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan (or its successor), and (iii) with respect to each Designated Employee, the “allocation rate” under the Savings Plan were increased by the multiple set forth on Exhibit A, but only for periods ending on or before December 31, 2019, over

(b) the Nonelective Contribution actually made under the Savings Plan on behalf of the Eligible Employee for such period.

3.2. Date of Credit. Supplemental Contributions for a Contribution Period shall be treated as if they were set aside in an Eligible Employee’s Account as soon as administratively practicable following the end of the Contribution Period and on the date specified by the Committee in its sole discretion.

3.3. Vesting. Each Participant’s Account shall become vested and non-forfeitable at the same time that the Participant’s Nonelective Contributions become vested and non-forfeitable under the Savings Plan.

ARTICLE IV

CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

To the extent provided by the Committee in its sole discretion, each Participant’s Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the investment crediting options and procedures from time to time. Each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.

ARTICLE V

PAYMENTS

5.1. Date of Payment of Account. Except as otherwise provided in this Article V, the vested amounts credited to a Participant’s Account shall be paid to the Participant (or his Beneficiary in the event of the Participant’s death), in a single lump sum, within 30 days after the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the Participant’s death).

5.2. Discretionary Acceleration of Payments. The Committee may, in its sole discretion, accelerate the time of a payment under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j).

5.3. Delay of Payments. The Committee may, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

5.4. Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article V, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

5.5. Discharge of Obligations. The payment to a Participant or his Beneficiary of the vested amounts credited to his Account in a single lump sum pursuant to this Article V shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VI

ADMINISTRATION

6.1. General. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

6.2. Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any Supplemental Contributions in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or

Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of amounts credited to a Participant’s Account under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, their directors, officers, employees, advisors, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount credited to a Participant’s Account under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

6.3. Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Committee. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Committee shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Committee shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his claim and an explanation of why the material or information is needed and (d) an explanation of the Plan’s claim review procedure and time limits applicable to the Plan’s claim review procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1. Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company. In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.

7.2. Payments Upon Termination of Plan. Except as otherwise provided in Section 5.2, in the event that the Plan is terminated, the vested amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

ARTICLE VIII

MISCELLANEOUS

8.1. Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 5.2 hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

8.2. Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member, unless the Board otherwise determines that the Company shall be the obligor.

8.3. Interest of Participant.

(a) The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company, and if applicable, the other participating members of the Affiliated Group.

(b) In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

8.4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

8.5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

8.6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

8.7. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

8.8. Withholding of Taxes.

(a) The Affiliated Group may withhold or cause to be withheld from any payments under this Plan all federal, state, local and other taxes as shall be legally required.

(b) The Affiliated Group may, in its sole discretion, deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant (other than deferred compensation within the meaning of Section 409A of the Code) any taxes required to be withheld with respect to the crediting or vesting of the Supplemental Contributions, including social security and Medicare (FICA) taxes. In lieu of such deductions from other compensation, the Affiliated Group may, in its sole discretion, require a Participant to promptly pay to the Affiliated Group any such taxes that must be withheld upon the crediting or vesting of any Supplemental Contributions.

8.9. Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

8.10. Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

8.11. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:
Christopher R. Powell, Senior Vice President and Executive Vice President, Human Resources, Scripps Networks

EXHIBIT A

MULTIPLE FOR DESIGNATED EMPLOYEE

Designated Employee’s Compensation for 2009*	Designated Employee’s Multiple
In excess of $500,000	125%
$350,000 to $500,000	150%
$245,001 to $349,999	200%

*	For purposes of determining the multiple for each Designated Employee, the term “compensation” shall mean “Annual Compensation” as defined in the Pension Plan, with the following modifications: (A) compensation shall be determined without regard to the limitations imposed by Section 401(a)(17) of the Code, and (B) compensation shall include the Eligible Employee’s voluntary deferrals of compensation under the Scripps Networks Interactive, Inc. Executive Deferred Compensation Plan for 2009.